EXHIBIT 10.1

WRITTEN CONSENT OF DIRECTORS TO CORPORATE ACTION

WITHOUT MEETING OF PHI GROUP, INC.

The undersigned, being at least a majority of all of the directors of the Board of Directors of PHI Group, Inc., a corporation originally incorporated in the State of Nevada on June 08, 1982 and redomiciled in the State of Wyoming on September 20, 2017 (the “Company”), and thus constituting a quorum, hereby adopt the following resolutions in lieu of a meeting on this 4th day of March 2020.

WHEREAS, on March 23, 2019 the Board of Directors of this Corporation passed a corporate resolution to authorize the repurchase of its own shares of common stock from the open market from time to time in accordance with the terms mentioned below:

1.	Purpose of Repurchase: To enhance future shareholder returns.
2.	Details of Repurchase:

a.	Class of shares to be repurchased: Common Stock of PHI Group, Inc.
b.	Total number of repurchasable shares: 5.3 billion shares, or more as may be needed.
c.	Total repurchase amount: To be determined by prevalent market prices at times of transaction.
d.	Method of repurchase: Open market purchase.
e.	Repurchase period: April 15, 2019 to March 13, 2020.

WHEREAS, in light of the Corporation’s current corporate priorities and cash flows, the Board of Directors of this Corporation has determined that it is in the best interests of the Corporation to extend the repurchase period to June 30, 2020.

BE IT RESOLVED, that the Corporation is authorized to repurchase its own shares of common stock from the open market from time to time in accordance with the terms mentioned below:

1.	Purpose of Repurchase: To enhance future shareholder returns.
2.	Details of Repurchase:

a.	Class of shares to be repurchased: Common Stock of PHI Group, Inc.
b.	Total number of repurchasable shares: Up to 13 billion shares, or more as may be needed.
c.	Total repurchase amount: To be determined by prevalent market prices at times of transaction.
d.	Methods of repurchase: Open market purchase and/or negotiated transactions.
e.	Repurchase period: Until and including June 30, 2020.
f.	The Corporation intends to fund the proposed share repurchase program with the proceeds from the disposal of a portion of certain non-core assets and from future earnings of the Company.
g.	The share repurchase program will be in full compliance with state and federal laws and certain covenants with the Company’s note-holders.

RESOLUTION TO EXTEND STOCK REPURCHASE	-1-

FURTHER RESOLVED that in addition to and without limiting the foregoing, each officer of the Company be and hereby is authorized and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as such officer may deem necessary, appropriate or in the best interests of the Company to effectuate the intent of the foregoing resolutions and the transactions contemplated thereby (as conclusively evidenced by the taking of such actions or the execution and delivery of such instruments and documents, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company.

By their signatures below, the above resolutions have been duly authorized and adopted by the Company’s Board of Directors.

Dated: March 4, 2020

/s/ Tam Bui	/s/ Frank Hawkins
Tam Bui, Director	Frank Hawkins, Director

/s/ Henry Fahman
Henry Fahman, Director

RESOLUTION TO EXTEND STOCK REPURCHASE	-2-